Exhibit 99.1

LUMEN EXECUTIVE SEVERANCE PLAN
DRAFT - Effective As Of October 22, 2026

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Exhibit 99.1
TABLE OF CONTENTS

Page

ARTICLE I    PURPOSE OF THE PLAN    1
ARTICLE II    DEFINITIONS    3
ARTICLE III    ELIGIBILITY FOR SEVERANCE BENEFITS    11
ARTICLE IV    SEVERANCE BENEFITS    12
ARTICLE V    TIMING OF PAYMENT AND LIMITATION ON BENEFITS    16
ARTICLE VI    RESTRICTIVE COVENANTS    19
ARTICLE VII    PLAN ADMINISTRATION    22
ARTICLE VIII    AMENDMENT AND TERMINATION    25
ARTICLE IX    CLAIMS PROCEDURES    25
ARTICLE X    MISCELLANEOUS    27
ARTICLE XI    GENERAL PLAN INFORMATION    30
EXHIBIT A    PARTICIPATION AGREEMENT    A-1

ARTICLE I
PURPOSE OF THE PLAN

Section 1.01 Purpose of the Plan. Lumen Technologies, Inc. (“Lumen”) has established the Lumen Executive Severance Plan, effective as of October 22, 2026 (the “Plan”), to provide severance benefits for the Company’s senior executives (excluding the Company’s chief executive officer) upon a Non-CIC Termination or a CIC Termination, as each term is defined herein, who otherwise satisfy the terms and conditions of the Plan. The Plan is intended to be an unfunded “top hat” plan under Sections 201(2), 301(a)(3) and Section 401(a)(1) of ERISA.
The Plan is administered by the Plan Administrator, with benefits provided in accordance with the provisions of this Plan document.
The legal rights and obligations of any individual shall be determined solely by the provisions of the Plan, as interpreted by the Plan Administrator in the exercise of its sole and absolute discretion, including whether an individual shall be an Eligible Employee. Nothing in the Plan shall be construed to give any individual or Employee any right to continue in the employment of the Company or a Subsidiary or Affiliate of the Company.
Section 1.02 Application of the Plan. The Plan supersedes any other plan, policy, program, or arrangement, including, but not limited to, benefits payable under the Lumen Severance Plan (known as the Lumen Executive Severance Plan prior to October 22, 2026), and provides

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Exhibit 99.1
severance benefits in the event of (i) a Non-CIC Termination of an Eligible Employee and (ii) a CIC Termination of an Eligible Employee that occurs on and after October 22, 2026 (the “Effective Date”). Notwithstanding any other provision hereof, there is intended to be no duplication of severance benefits to an Eligible Employee. If an Eligible Employee has any vested rights under another severance or change in control plan, policy, arrangement or contract for severance benefits following termination of employment, the amount of such benefits an Eligible Employee becomes entitled to shall be offset against any amounts owing under the Plan.
Section 1.03 Gender and Number.
Whenever used herein, the masculine pronoun shall include the feminine and the singular shall encompass the plural, and vice versa.

ARTICLE II
DEFINITIONS
The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Article II, unless a different meaning is plainly required by the context:
“Affiliate” (and variants thereof) means a person or entity that controls, or is controlled by, or is under common control with, another specified person or entity, either directly or indirectly.
“Base Salary” means an Eligible Employee’s annual rate of base pay, as reflected in the Company’s payroll or personnel records, in effect as of the Employee’s Termination Date.
“Board” means the Board of Directors of the Company.
“Cash Severance Benefit” means the Severance Benefit paid under Section 4.01 or 4.02 of the Plan.
“Cause” means
(a)prior to a Change in Control, the Employee’s: (i) failure to substantially comply with supervisor directives; (ii) willful misconduct; (iii) conduct that violates the Company’s ethics and compliance programs and policies, including its Code of Conduct, insider trading policies, policy against harassment, discrimination and retaliation and policy against the abuse of drugs and alcohol in the workplace; (iv) conduct that is injurious to the Company’s reputation, customer relationships, employees or finances; (v) act(s) that, if proven in a court of law, would constitute a felony, (vi) act(s) of dishonesty, fraud or moral turpitude; (vii) participation in the reporting of any information by the Company to the SEC that was impacted or influenced by the Employee’s knowing or intentional fraudulent or illegal conduct; or (viii) willful action that causes a material restatement of the Company’s financials. The Plan Administrator, in its sole discretion, shall determine whether the elements of Cause have been met, including whether the

Exhibit 99.1
facts and circumstances indicate that the Employee’s actions constitute a violation of the Company’s ethics and compliance program and/or are injurious to the Company.
(b)On or after a Change in Control, the Employee’s (i) willful breach of the covenants under Article VI of the Plan; (ii) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving dishonesty or moral turpitude; (iii) workplace conduct resulting in the payment of civil monetary penalties or the incurrence of civil non-monetary penalties that will materially restrict or prevent the Employee from discharging the Employee’s obligations to the Company; (iv) habitual intoxication during working hours or habitual abuse of or addiction to a controlled substance; (v) material breach of the Company’s ethics and compliance programs and policies, insider trading policies, or any other Board-adopted policies applicable to management conduct; (vi) participation in the public reporting of any information contained in any report filed by the Company with the SEC that was impacted by the Employee’s knowing or intentional fraudulent or illegal conduct; or (vii) substantial, willful and repeated failure to perform duties as instructed by or on behalf of the Board in writing. The Employee’s employment shall not be deemed terminated for Cause unless the Company shall have delivered to the Employee a termination notice with a copy of a resolution adopted by the affirmative vote of not less than three-quarters of the entire Board at a meeting called partly or wholly for such purpose (after reasonable notice is provided to the Employee and the Employee has had an opportunity, with counsel, to be heard by the Board) finding that the Employee should be terminated for Cause and specifying in reasonable detail the grounds therefor. No action or inaction shall be deemed the basis for Cause unless the Employee is terminated therefor prior to the first anniversary of the date on which such action or omission is first known to the CEO.
“CEO” means the Chief Executive Officer of the Company as designated by the Board.
“Change in Control” means:
(a)the acquisition by any Person of Beneficial Ownership of 30% or more of the outstanding shares of the Company’s Common Stock, no par value per share (the “Common Stock”), or 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control
(i)any acquisition (other than a Business Combination which constitutes a Change in Control under subsection (c) below) of Common Stock directly from the Company;
(ii)any acquisition of Common Stock by the Company or its subsidiaries;

Exhibit 99.1
(iii)any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
(iv)any acquisition of Common Stock by any entity pursuant to a Business Combination that does not constitute a Change in Control subsection (c) below; or
(b)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
(c)consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change in Control if immediately following such Business Combination,
(i)the individuals and entities who were the Beneficial Owners of the Company’s outstanding Common Stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect Beneficial Ownership, respectively, of more than 50% of the then outstanding shares of Common Stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Company, and
(ii)except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Company and any employee benefit plan or related trust of the Company, the Post-Transaction Company or any subsidiary of either corporation) Beneficially Owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and
(iii)at least a majority of the members of the board of directors of the Post-Transaction Company were members of the Incumbent Board at the time

Exhibit 99.1
of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, in the event the Plan Administrator determines any amount payable in connection with a Change in Control constitutes deferred compensation subject to Section 409A of the Code, such Change in Control must also constitute a “change in control event” within the meaning of Section 409A of the Code.
For purposes of this definition of a Change in Control:
(1)“Beneficial Owner” (and variants thereof), with respect to a security, means a Person (as defined in subsection (2) below) who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (i) the power to vote, or direct the voting of, the security, or (ii) the power to dispose of, or direct the disposition of, the security.
(2)“Person” means a natural person or entity, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.
“CIC Cash Severance Benefit” means an amount equal to two times the sum of the Eligible Employee’s (i) Base Salary as of the Termination Date and (ii) the average annual bonus earned for the completed three fiscal years immediately preceding the year of Termination (or, if less, the number of completed fiscal years immediately preceding the year of CIC Termination).
“CIC Good Reason Resignation” means any of the following events or conditions that occur during the Protective Period, but only if the Eligible Employee shall have provided written notice to the Company within 90 days of the initial existence or occurrence of such event or condition following a Change in Control and the Company shall have failed to cure such event or condition within 30-day Cure Period (as defined below) following receipt of such notice:
(a)Any failure of the Company to provide the Eligible Employee with a position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Change in Control. The Eligible Employee’s position, authority, duties and responsibilities after a Change in Control shall not be considered commensurate in all material respects with the Eligible Employee’s position, authority, duties and responsibilities prior to a Change in Control unless after the Change in Control the Employee holds an equivalent position with, and exercises substantially equivalent authority, duties and responsibilities on behalf of, either the Post-Transaction Company or the Company.

Exhibit 99.1
(b)The assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action that results in a diminution in any material respect in such position, authority, duties or responsibilities.
(c)A reduction of the Employee’s Base Salary or Targeted Bonus Opportunity in effect as of the date of the Change in Control without the Eligible Employee’s consent.
(d)Any change or action by the Company or its Affiliates that is a failure in any material respect to comply with any of the provisions of the Plan.
(e)The relocation of the Eligible Employee’s principal work location such that (i) the driving distance from the work location of the new position to the current position held immediately prior to the change in job location is more than 35 miles and (ii) the increase in commuting distance from the Employee’s current home location to the Employer’s location (comparing current position location against the new position location) is more than 35 miles. If an Eligible Employee’s current position or new position is classified as “work at home” (i.e., with no assigned office at a Company facility), then the Employee’s home address will be deemed the Employee’s work location.
Notwithstanding the foregoing, the written notice of resignation shall not constitute a CIC Good Reason Resignation if the Company fully corrects the circumstances which gave rise to the Employee’s claim that there has been a CIC Good Reason Resignation within 30 days following receipt of written notice from the Eligible Employee (the “30-day Cure Period”). If the Company does not fully correct the circumstances that gave rise to the CIC Good Reason Resignation within the 30-day Cure Period, the Eligible Employee’s resignation shall be deemed to be a CIC Good Reason Resignation as long as the Eligible Employee terminates no later than two years following the expiration of the 30-day Cure Period or the Company’s notice that it does not intend to cure, whichever is earlier. For the avoidance of doubt, reference to the Company includes a Post-Transaction Company for purposes of a CIC Good Reason Resignation.
“CIC Termination” means an Involuntary Termination or CIC Good Reason Resignation during the Protective Period.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code Section 4980B and Part 6 of Title I of ERISA and as amended by subsequent legislation.
“COBRA Subsidy Period” means (a) if the Eligible Employee incurs a Non-CIC Termination, 12 months and (b) if the Eligible Employee incurs a CIC Termination, 24 months.
“Code” means the Internal Revenue Code of 1986, as amended, and regulations thereunder.
“Committee” means the Human Resources and Compensation Committee of the Board.
“Company” means Lumen Technologies, Inc. and any successor to or assignee of (whether direct or indirect, by purchase, share exchange, merger, consolidation or otherwise) all or

Exhibit 99.1
substantially all of the assets or business of the Company that assumes the Plan by operation of law or otherwise.
“Comparable Position” means a position offered by the Company or by another entity (e.g., an entity providing services to or purchasing assets from the Company) in connection with a reduction in headcount, an outsourcing to a vendor, a reorganization impacting two or more distinct business groups, a sale of distinct business groups, or a merger or acquisition other than a Change in Control, that is not a Non-Comparable Position.
“Effective Date” means October 22, 2026.
“Eligible Employee” means an Employee who (a) is (i) a Senior Vice-President or Executive Vice-President reporting directly to the CEO, (ii) an officer of the Company, other than the CEO, designated on an annual or other periodic basis as a Section 16 Officer of the Company, or (iii) an officer of the Company, other than the CEO, designated by the Committee as a Senior Officer (as such term is defined in such Committee’s charter) and (b) has entered into a Participation Agreement with the Company. The foregoing notwithstanding, an Employee who is otherwise an “Eligible Employee” shall not be eligible for Severance Benefits under the Plan if the Employee has signed and not revoked a binding contract or is covered by the provisions of a different severance plan or is a party to an individual employee agreement with the Company (including its predecessors) or a Subsidiary or Affiliate of the Company providing for severance benefits upon the Employee’s Termination.
“Employee” means an individual who is employed by the Company or a Subsidiary or Affiliate of the Company within the United States as a full-time salaried employee and excludes any individual who is working for the Company or a Subsidiary or Affiliate of the Company through a temporary service or on a leased basis or as an independent contractor or consultant.
“Equity Plan” means the Amended and Restated 2024 Equity Incentive Plan of Lumen Technologies, Inc. or a successor equity plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Involuntary Termination” means the Termination of an Eligible Employee’s employment by the Company (or Post-Transaction Company) for any reason other than Cause, Permanent Disability or death.
“Non-CIC Cash Severance Benefit” means an amount equal to 52 weeks of Total Targeted Cash Compensation.
“Non-CIC Good Reason Resignation” means that an Eligible Employee’s written notice to the Company, delivered within seven (7) calendar days of the offer to the Employee of a Non-Comparable Position, declining such offer and resigning employment as provided herein. The written notice of resignation shall not constitute a Non-CIC Good Reason Resignation if the

Exhibit 99.1
Company fully corrects the event or circumstances giving rise to the Non-CIC Good Reason Resignation within the 30-day Cure Period (as defined in the definition of “CIC Good Reason Resignation”). If the Company does not fully correct the event or circumstances that gave rise to the Non-CIC Good Reason Resignation within the 30-day Cure Period, the Eligible Employee’s resignation shall be deemed to be a Non-CIC Good Reason Resignation as long as the Eligible Employee terminates no later than two years following the expiration of the 30-day Cure Period or the Company’s notice that it does not intend to cure, whichever is earlier.
“Non-CIC Termination” means an Involuntary Termination prior to a Change in Control or a Non-CIC Good Reason Resignation.
“Non-Comparable Position” means a position offered by the Company or by another entity (e.g., one providing services to or purchasing assets from the Company) in connection with a reduction in headcount, an outsourcing to a vendor, a reorganization impacting two or more distinct business groups, a sale of distinct business groups, or a merger or acquisition other than a Change in Control, and either of the following clause (a) or (b) applies:
(a)a relocation of the Eligible Employee’s principal work location such that (i) the driving distance from the work location of the new position to the current position held immediately prior to the change in job location is more than 35 miles and (ii) the increase in commuting distance from the Employee’s current home location to the Employee’s work location (comparing current position location against the new position location) is more than 35 miles. If an Eligible Employee’s current position or new position is classified as “work at home” (i.e., with no assigned office at a Company facility), then the Employee’s home address will be deemed the Employee’s work location.
(b)Total Targeted Cash Compensation is less than 90% of the Eligible Employee’s current Total Targeted Cash Compensation.
“Participation Agreement” means the written agreement and consent of an Eligible Employee to participate in the Plan, in the form attached to the Plan as Exhibit A, which includes the Eligible Employee’s acknowledgement of the Employee’s restrictive covenants, as applicable, with which all Eligible Employees must abide to be eligible to receive Severance Benefits under the Plan, which must be signed and returned to the Plan Administrator within thirty (30) days of receipt of the agreement.
“Permanent Disability” means a condition that would entitle the Eligible Employee to receive benefits under the long-term disability plan or policy applicable to the Company’s officers at the time because the Eligible Employee is totally disabled or partially disabled, as such terms are defined in the plan or policy then in effect. If the Company has no long-term disability plan in effect, a Permanent Disability shall occur if (i) the Eligible Employee is rendered incapable because of physical or mental illness of satisfactorily discharging the Employee’s duties and responsibilities to the Company for a period of 90 consecutive days, (ii) a duly qualified physician chosen by the Company and acceptable to the Employee or the Employee’s legal representatives so certifies in writing, and (iii) the Board determines that the Eligible Employee has become disabled.

Exhibit 99.1
“Plan” means the Lumen Executive Severance Plan, as set forth herein and as it may be amended from time to time.
“Plan Administrator” means the Committee or another duly constituted committee of members of the Board, or any person to whom the Plan Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Article VII of the Plan, but only to the extent of such delegation.
“Post-Transaction Company” means, unless a Change in Control results from a Business Combination (as defined in subsection (c) of the Change in Control definition), the Company after consummation of a Change in Control. If a Change in Control results from a Business Combination, then Post-Transaction Company means the corporation or other entity resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent entity controls such resulting entity, the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case Post-Transaction Company means such ultimate parent entity.
“Protective Period” means the period commencing 3 months prior to the consummation date of a Change in Control and ending on the 24-month anniversary of the consummation date of the Change in Control.
“SEC” means the U.S. Securities and Exchange Commission.
“Separation and Release Agreement” means the agreement, in the form approved by the Company, in its sole discretion, required to be executed (without revocation) by the Eligible Employee as a condition to receive Non-CIC Termination Severance Benefits under the Plan, which includes among other terms a general release of the Company, its Affiliates and Subsidiaries (including the Subsidiary or Affiliate that employs the Employee), and other released parties from claims or causes of action through the date of signing and, as applicable, confidentiality, non-solicitation and other restrictive covenants. For the avoidance of doubt, the Separation and Release Agreement is required to receive CIC Termination Severance Benefits.
“Severance Benefits” means the severance amounts and benefits set forth in Article IV of the Plan.
“Severance Period” means 52 weeks.
“STI Program” means the Lumen Short-Term Incentive Plan-Annual or successor annual bonus plan or program of the Company.
“Subsidiary” means a U.S.-based entity in which the Company owns a majority economic or voting stake.
“Targeted Bonus Opportunity” means the targeted annual incentive opportunity under the Company’s STI Program.

Exhibit 99.1
“Termination” or “Terminated” means a separation from service with the Company as defined in Treasury Regulation § 1.409A-1(h).
“Termination Date” means the date on which the active employment of the Eligible Employee is severed by reason of an Involuntary Termination, Voluntary Resignation, CIC Good Reason Resignation, Non-CIC Good Reason Resignation or Termination for Cause.
“Total Targeted Cash Compensation” means the Eligible Employee’s annual rate of Base Salary in effect on a specified date plus the Eligible Employee’s Targeted Bonus Opportunity.
“Voluntary Resignation” means any Termination by the Employee that is not by the Company other than Non-CIC Good Reason Resignation or CIC Good Reason Resignation.

ARTICLE III
ELIGIBILITY FOR SEVERANCE BENEFITS
Section 3.01 Eligibility.
(a)Eligibility for, and receipt of, any Severance Benefits under the Plan are expressly conditioned on the Eligible Employee’s
(i)if a Non-CIC Termination, execution of a Separation and Release Agreement without revocation within the time period specified in Section 5.01 and compliance with all the terms and conditions of the Separation and Release; and
(ii)compliance with all the terms and conditions of the restrictive covenants set forth in Article VI.
(b)If the Plan Administrator determines that the Eligible Employee has not fully complied with any of the terms of the Plan or, if applicable, the Separation and Release Agreement, the Plan Administrator, acting on behalf of the Company, may deny Severance Benefits not yet paid or discontinue the payment of the Eligible Employee’s Severance Benefits and may require the Eligible Employee to repay any portion of any Severance Benefits already received under the Plan, by providing written notice of such repayment obligation to the Eligible Employee. If the Plan Administrator notifies an Eligible Employee that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within 30 calendar days of the date the written notice is sent. Any remedy under this subsection (b) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may pursue.

Exhibit 99.1

ARTICLE IV
SEVERANCE BENEFITS
Section 4.01 Non-CIC Termination Cash Severance Benefit. An Eligible Employee who incurs a Non-CIC Termination shall, subject to the terms and conditions of the Plan and contingent upon the Eligible Employee timely executing a Separation and Release Agreement (without revocation), receive the Non-CIC Cash Severance Benefit paid in accordance with Article V.
Section 4.02 CIC Termination Cash Severance Benefit. An Eligible Employee who incurs a CIC Termination shall, subject to the terms and conditions of the Plan, receive the CIC Cash Severance Benefit, paid in accordance with Article V. The foregoing notwithstanding, if the Eligible Employee has a deferral election in effect with respect to any percentage of the annual bonus which would otherwise become payable with respect to the fiscal year in which termination occurs, then the CIC Cash Severance Benefit shall be reduced by an amount equal to the deferred amount which reduction amount shall be deferred in accordance with such election.
Section 4.03 Additional Severance Benefits. An Eligible Employee who incurs a Non-CIC Termination or a CIC Termination will receive the following additional Severance Benefits, subject to the terms of the Plan and, if a Non-CIC Termination, contingent upon the Eligible Employee timely executing a Separation and Release (without revocation):
(a)Employee Benefits. Medical (including prescription drug), vision and dental benefits for the Eligible Employee and the Eligible Employee’s dependents, if enrolled in the Company’s Health Care Plan at the time of Termination, will continue through the last day of the month in which the Termination occurs. Eligibility for life insurance coverage and short-term disability coverage and benefits end on the Termination Date; provided, however, in accordance with applicable laws and the respective plan documents, notice of any rights to continue, convert, or obtain replacement coverage will be provided to Eligible Employees.
(b)COBRA Continuation Coverage. Eligible Employees, and if applicable, their dependents, who participate in the Company’s Health Care Plan may elect under COBRA to continue coverage for a monthly charge beyond the date coverage would otherwise terminate, subject to the provisions of the applicable plans and COBRA (“COBRA Continuation Coverage”). Employees who wish to enroll in COBRA Continuation Coverage must return the COBRA enrollment forms within 60 days from receipt of the COBRA notification by the Company. Eligible Employees who elect COBRA Continuation Coverage following a Non-CIC Termination or a CIC Termination will be eligible for subsidized COBRA payments (“COBRA Subsidy”) during the COBRA Subsidy Period. The COBRA Subsidy means that the Eligible Employee will pay the same premium contribution rate for medical/prescription, vision and dental coverage during the COBRA Subsidy Period. The COBRA Subsidy will terminate upon the earliest of: (i) the date the

Exhibit 99.1
Eligible Employee discontinues COBRA Continuation Coverage or otherwise becomes ineligible for COBRA Continuation Coverage, (ii) the date the Eligible Employee is eligible to enroll (regardless of whether the Eligible Employee actually enrolls) in medical coverage sponsored by a subsequent employer of the Eligible Employee, or (iii) the date the COBRA Subsidy Period expires. Notwithstanding the foregoing, if (1) any plan pursuant to which COBRA Continuation Coverage is provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover the Eligible Employee or the Eligible Employee’s dependents under its group health plans, or (3) the Company cannot provide COBRA Continuation Coverage without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining COBRA Subsidy shall thereafter be paid to the Eligible Employee in substantially equal monthly installments over the COBRA Subsidy Period (or remaining portion thereof). Following the expiration of the COBRA Subsidy Period, if the Eligible Employee is eligible to continue healthcare coverage in accordance with COBRA, such coverage will be at the Eligible Employee’s expense.
(c)Annual Bonus.
(i)Payment in Lieu of STI Program Payment for Non-CIC-Termination. If during the year of Termination the Eligible Employee who incurs a Non-CIC Termination has at least three (3) months of consecutive employment, in lieu of the annual incentive bonus that may be payable under the STI Program, the Company will pay the Eligible Employee, a lump sum cash payment (subject to withholding) equal to the Eligible Employee’s last applicable Targeted Bonus Opportunity for the year of Termination prorated for the portion of the year the Eligible Employee is employed from January 1 of the Termination year through the Eligible Employee’s Termination Date, adjusted by the Corporate Performance Factor (as defined in the STI Program), capped at 100%, multiplied by 0.90, to be paid following the Determination and Approval Period as defined in the STI Program. In addition, if the Company has not paid an Eligible Employee (or deferred in accordance with any effective deferral election by the Employee) the annual bonus earned under the STI Program for the completed fiscal year ending immediately prior to the fiscal year of a non-CIC Termination, the Eligible Employee will be paid the determined bonus amount in a lump sum cash payment (subject to withholding) at the same time as the Company pays the STI Program bonuses to active Employees participating in the STI Program in accordance with the terms of the STI Program.
(ii)Payment of STI Program Payment for CIC Termination. If the Termination of the Eligible Employee is a CIC Termination, then the Company shall pay to the Eligible Employee in a lump sum cash payment, as promptly as practicable but in no event later than sixty (60) days following the CIC Termination date, a pro rata annual performance bonus for the year of Termination. The

Exhibit 99.1
prorated bonus shall be equal to the annual bonus the Eligible Employee would have earned under the STI Program for the entire fiscal year in which the Termination occurs, determined by the Board or the Committee (as applicable) in good faith based on performance results excluding the effects of the Change in Control (including without limitation excluding the effects of any non-recurring transaction costs or any changes in overhead, interest, tax, intercompany or other expenses arising out of such transaction), multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year through the CIC Termination date and the denominator of which is 365, subject to any deferral election in effect for such fiscal year as provided in Section 4.02. If the applicable bonus performance period is shorter than a fiscal year, the foregoing provisions shall be applied by substituting the applicable performance period and number of days.
(d)Annual Bonus Payable Earned But Not Paid for Fiscal Year Prior to CIC Termination. If the Company has not paid an Eligible Employee (or deferred in accordance with any effective deferral election by the Employee) the annual bonus earned under the STI Program for the completed fiscal year ending immediately prior to the fiscal year of a CIC Termination, then the Company will pay the Eligible Employee a lump sum cash payment (subject to withholding) within five business days of the CIC Termination date, but in no event after the 15th day of the third month following the end of the fiscal year in which the CIC Termination occurs, equal to: (i) the amount determined by the Board or the Committee (as applicable), but not paid as of the CIC Termination date, or (ii) if not so determined, the greater of (x) the average of the annual bonuses paid to the Eligible Employee for the three fiscal years immediately preceding the year in which the Change in Control occurs (or, if less, the number of completed fiscal years preceding the year of CIC Termination) or (y) the annual bonus amount the Eligible Employee would have earned under the STI Program for such completed fiscal year, with deemed achievement of 100% for any applicable subjective goals or criteria, subject to any deferral election in effect for such fiscal year as provided in Section 4.02. Any payment under this subsection (d) calculated by reference to prior or target bonus amounts shall be payable notwithstanding any provision to the contrary set forth in the STI Program.
(e)Retirement Plans. The provisions of any applicable qualified and/or nonqualified defined contribution plan maintained by the Company pursuant to which the Eligible Employee participates shall control with respect to any recognition of service during the Severance Period and the eligibility for benefits before, during and after the Severance Period.
(f)Equity. The provisions of the Equity Plan and equity award agreements for any outstanding equity awards shall control with respect to the treatment of the Eligible Employee’s outstanding equity grants as of the Eligible Employee’s Termination Date.
(g)Outplacement Assistance. The Company, at its cost, shall provide to the Eligible Employee outplacement assistance by a reputable firm specializing in such services. Such assistance shall comply with the requirements of the duration rules of

Exhibit 99.1
Treasury Regulation § 1.409A-1(b)(9)(v)(A). Any failure to execute a Separation and Release Agreement following a Non-CIC Termination within the time period set forth in Section 5.01 will result in the forfeiture of the Severance Benefits (if any), contingent upon execution of a Separation and Release Agreement (without revocation).
Section 4.04 Voluntary Resignation; Termination for Death or Permanent Disability. If the Eligible Employee’s employment terminates on account of the Eligible Employee’s (a) Voluntary Resignation, (b) death, or (c) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under the Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s Equity Plans and equity award agreements, other separation or severance plans, policies, or arrangements, and any other employee health, welfare, retirement or benefit plan.
Section 4.05 Termination for Cause; Subsequently Discovered Cause or Breach. If the Company terminates the Eligible Employee’s employment for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under the Plan. Notwithstanding any other provision of the Plan to the contrary, if the Plan Administrator determines at any time within two (2) years following an Employee’s Termination Date that the Eligible Employee engaged in conduct that constitutes Cause at any time prior to such Employee’s Termination Date, any Severance Benefits payable to the Eligible Employee shall immediately cease, and the Employee shall be required to return promptly upon notice from the Company any Severance Benefits paid to the Eligible Employee prior to such determination. Likewise, if the Plan Administrator determines at any time within two (2) years following an Eligible Employee’s Termination Date that the Employee has breached any covenant in Article VI of the Plan, any Severance Benefits payable to the Employee shall immediately cease and the Employee shall be required to return promptly upon notice from the Company any Severance Benefits paid to the Employee prior to such determination. The Company may, in its sole discretion, withhold paying Severance Benefits under the Plan pending resolution of an inquiry that could lead to a determination that Cause exists or that the Eligible Employee breached the covenants of Article VI.
Section 4.06 Deductions from Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company or a Subsidiary or Affiliate of the Company by the Eligible Employee or the value of Company property that the Eligible Employee has retained in the Employee’s possession, e.g., if an Employee (a) retained a company laptop or other property or (b) used a Company corporate credit card for unauthorized personal purchases. To the extent applicable, any such deduction from Severance Benefits shall be made in compliance with Code Section 409A. To the maximum extent allowed by applicable law, Eligible Employees are deemed, by their participation in the Plan and, if applicable, execution of a Separation and Release Agreement (which is a pre-condition to receipt of Non-CIC Termination Severance Benefits hereunder), to have consented in writing to such deductions.
Section 4.07 Repayment of Severance Benefits upon Subsequent Rehire. Employees rehired by the Company before the expiration of the period covered by their Severance Benefit will be required to repay all or part of the Severance Benefit upon rehire. The “Repayment Percentage” is obtained by dividing the number of days remaining in the Severance Period (i.e., the total

Exhibit 99.1
number of days included in the Severance Benefit calculation minus the number of prior days in reduction in force status) by the total number of days included in the Severance Benefit calculation. The amount to be repaid is equal to the total Severance Benefit multiplied by the Repayment Percentage.

ARTICLE V
TIMING OF PAYMENT AND LIMITATION ON BENEFITS
Section 5.01    Timing and Method of Payment.
(a)Non-CIC Cash Severance Benefits. Except as otherwise provided in this Article, a Non-CIC Cash Severance Benefit shall be paid periodically, in prorated installments on a bi-weekly basis in accordance with the Company’s normal payroll cycle, less withholding for all applicable federal, state and local taxes and other applicable withholdings and deductions, over the Eligible Employee’s Severance Period. The first installment (including any retroactive installments) shall begin no later than 90 days after the Eligible Employee’s Termination Date, subject to the Eligible Employee’s execution of a Separation and Release Agreement and, if applicable, the expiration of any revocation period for such Separation and Release Agreement within such 90-day period.
(b)CIC Cash Severance Benefit. Except as otherwise provided in this Article, a CIC Severance Benefit shall be paid in a single lump sum cash payment, less withholding for all applicable federal, state and local taxes and other applicable withholdings and deductions, no later than 5 business days after the Eligible Employee’s Termination Date.
(c)General Rules. In the event of the Eligible Employee’s death after the Eligible Employee becomes entitled to Severance Benefits under the Plan, but prior to full payment of all Severance Benefits due to such Eligible Employee, any remaining Severance Benefits due to the Eligible Employee under Section 4.01 or Section 4.02 shall be paid to the Eligible Employee’s estate in a lump sum payment within 90 days following written notification of the Eligible Employee’s death. Interest will not be credited on any unpaid Severance Benefit due to an Eligible Employee. Payment(s) shall be made by direct deposit or by mailing to the last address provided by the Eligible Employee to the Company or such other reasonable method as determined by the Plan Administrator.
(d)Six-Month Delay for Specified Employees. To the extent that any portion of the Severance Benefit is subject to Code Section 409A, (i) the payment of that portion of the Severance Benefits shall be designed and administered to comply with Code Section 409A and the Treasury Regulations thereunder, and (ii) notwithstanding anything in the Plan to the contrary concerning the time of payment of that portion of the Severance Benefit, if the Employee is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) on the date of the Employee’s “separation from service”, as described in Code Section 409A, then to the extent any portion of such payment is paid

Exhibit 99.1
upon or as a result of the Employee’s “separation from service” such amount shall be accumulated and not paid until the date that is six (6) months after the date of the Employee’s “separation from service” (or, if earlier than the end of the six (6) month period, the Employee’s date of death). Such accumulated amounts shall be paid in a single lump sum payment on such delayed payment date.
(e)Application of Code Section 409A. To the extent that the Company determines that any compensation or benefit payable under the Plan constitutes nonqualified deferred compensation within the meaning of Code Section 409A and the Treasury Regulations thereunder, the Plan, with respect to such compensation or benefit, will be construed and interpreted to comply with the requirements of Code Section 409A and the Treasury Regulations thereunder or one or more applicable exceptions thereto, in accordance with the statutory provisions of Code Section 409A and the Treasury Regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary:
(i)No Guaranty of Tax Liability. In no event does the Company guarantee any particular tax consequences, outcome or tax liability to Eligible Employees. No provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Code Section 409A from an Eligible Employee or any other individual to the Company.
(ii)Additional Actions Permitted. In the event the Company determines that any compensation or benefit payable hereunder may be subject to Code Section 409A, the Company (without any obligation to do so or obligation to indemnify any Eligible Employee for any failure to do so) may adopt, without the consent of any Eligible Employee, such amendments to the Plan or take any other actions that the Company in its sole discretion determines are necessary or appropriate for such compensation or benefit to either: (a) be exempt from Code Section 409A; or (b) comply with the requirements of Code Section 409A and the Treasury Regulations thereunder.
(iii)Actual Payment Date. Whenever a payment under the Plan specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and no Eligible Employee shall have any right (directly or indirectly) to determine the year in which such payment is made.
(iv)Installments. Each installment payment payable hereunder shall be deemed to be a separate payment for purposes of Code Section 409A and the Treasury Regulations thereunder. With respect to compensation or benefits subject to Code Section 409A that are paid pursuant to the Company’s payroll schedule, in the event of any change in that payroll schedule after such compensation or benefits are no longer subject to a substantial risk of forfeiture, each installment or payment to be made to an Eligible Employee under the Plan shall be made according to such new payroll schedule in effect at the time of such payment, but in any event within thirty (30) days of the payroll date that would have

Exhibit 99.1
applied pursuant to the payroll schedule in effect on the date that the compensation or benefits to such Employee were no longer subject to a substantial risk of forfeiture.
(v)Reimbursements. To the extent that any amounts payable hereunder are deemed to be reimbursements and other separation payments under Treasury Regulation §1.409A-1(b)(9)(v), they shall not be deemed to provide for the deferral of compensation governed by Code Section 409A. If they do constitute deferral of compensation governed by Code Section 409A, they shall be deemed to be reimbursements or in-kind benefits governed by Treasury Regulation § 1.409A-3(i)(1)(iv). If the previous sentence applies: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during the Employee’s taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year, provided that the foregoing shall not be violated by any lifetime or annual limits contained in the Company’s group health plans; (ii) the reimbursement of an eligible expense must be made on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(vi)Exceptions to Application of Section 409A. Application of the exceptions to Code Section 409A and the Treasury Regulations thereunder are additive, that is, the exceptions may be “stacked” and used in combination with other exceptions, including but not limited to the short-term deferral exception and the separation pay exception.
Section 5.02 Limitation on Benefits Under Section 280G.
(a)Notwithstanding anything set forth in the Plan to the contrary, if any payment or benefit, including the Severance Benefits, an Eligible Employee would receive from the Company (a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Code Section 280G; and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either: (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (ii) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits (or a cancellation of the acceleration of vesting of stock options or equity awards) constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction and/or cancellation of acceleration shall occur in the order that provides the maximum economic benefit to the Eligible Employee. In the event that acceleration of vesting of a stock option or equity award is to be reduced, such acceleration of vesting

Exhibit 99.1
also shall be canceled in the order that provides the maximum economic benefit to the Eligible Employee.
(b)The Company shall appoint a nationally-recognized accounting firm with appropriate subject matter expertise to make the determinations required under this Section 5.02.
(c)The Company shall bear all expenses with respect to the making of the determinations by such accounting firm required to be made under this Section 5.02. The accounting firm engaged to make the determinations under this Section 5.02 shall provide its calculations, together with detailed supporting documentation, to the Company and the Eligible Employee as soon as practicable after the date on which the Eligible Employee’s right to a Payment is triggered (if requested at that time by the Company or the Eligible Employee) or such other time as requested by the Company or the Eligible Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company with an opinion reasonably acceptable to the Eligible Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made under this Section 5.02 shall be final, binding, and conclusive upon the Company and the Eligible Employee.

ARTICLE VI
RESTRICTIVE COVENANTS
Section 6.01 Code of Conduct. Each Eligible Employee shall adhere in all respects to the Company’s ethics and compliance program, Code of Conduct, Employee Handbook and/or other applicable policies, as they may from time to time be established, interpreted, amended or terminated.
Section 6.02 Proprietary Information.
(a)Each Eligible Employee shall acknowledge that, during the course of employment, the Eligible Employee has learned or will learn or develop Proprietary Information. Each Eligible Employee shall further acknowledge that unauthorized disclosure or use of such Proprietary Information, other than in discharge of the Eligible Employee’s duties, will cause the Company irreparable harm. Except in the course of the Eligible Employee’s employment with the Company, in pursuit of the business of the Company, or as otherwise required in employment with the Company or by applicable law, each Eligible Employee shall not, during the course of the Eligible Employee’s employment or at any time following termination of Eligible Employee’s employment, directly or indirectly, disclose, publish, communicate, or use on the Employee’s behalf or

Exhibit 99.1
another’s behalf, any Proprietary Information. If during or after the Eligible Employee’s employment, the Eligible Employee has any questions about whether particular information is Proprietary Information, the Eligible Employee shall consult with the Company’s Chief Legal Officer or other representative designated by the Company.
(b)Each Eligible Employee shall also agree to promptly disclose to the Company any information, ideas, or inventions made or conceived by the Employee that results from or are suggested by services performed by the Eligible Employee for the Company, and to assign to the Company all rights pertaining to such information, ideas, or inventions. Knowledge or information of any kind disclosed by the Eligible Employee to the Company shall be deemed to have been disclosed without obligation on the part of the Company to hold the same in confidence, and the Company shall have the full right to use and disclose such knowledge and information without compensation to the Eligible Employee.
Section 6.03 Non-Solicitation of Employees and Customers. During an Eligible Employee’s employment with the Company and (i) if a Non-CIC Termination, the period following an Eligible Employee’s Termination Date set forth in the Separation and Release Agreement or (ii) if a CIC Termination, the 18-month period (or, if less, the period allowed by applicable law) (as applicable, the “Restrictive Period”), each Eligible Employee shall agree, to the maximum extent allowed under applicable law and as set forth in the Separation and Release Agreement, not to, directly or indirectly, solicit any employee, consultant, agent or customer of the Company or its Subsidiaries.
Section 6.04 No Adverse Actions. During the Restrictive Period, each Eligible Employee shall not, without the prior written consent of the Company, in any manner, solicit, request, advise or assist any other person to (a) undertake any action that would be reasonably likely, or is intended, to result in a reorganization, merger, share exchange, transfer of ownership of 50% or more of the outstanding voting securities of the Company, consolidation or sale or disposition of all or substantially all of the assets of the Company, or (b) seek to control or change the composition of the Board in any material manner.
Section 6.05 Return of Property. Each Eligible Employee shall, upon the Eligible Employee’s Termination Date, return to the Company all property of the Company in the Eligible Employee’s possession, including all notes, reports, sketches, plans, published memoranda, or other documents, whether in hard copy or in electronic form, created, developed, generated, received, or held by the Eligible Employee during the Eligible Employee’s employment, concerning or related to the Company’s business, whether or not containing or relating to Proprietary Information. Each Eligible Employee shall not remove, by e-mail, by file transfer, by removal of computer discs or hard drives, or by other means, any of the above property containing Proprietary Information, or reproductions or copies thereof, or any apparatus from the Company’s premises without the Company’s written consent.
Section 6.06 Non-Disparagement. Each Eligible Employee shall agree to refrain from making any statements about the Company, its Subsidiaries or their officers or directors that would

Exhibit 99.1
disparage, or reflect unfavorably upon the image or reputation of the Company, its Subsidiaries or any such officer or director.
Section 6.07 Assistance with Claims.
(a)Each Eligible Employee shall agree, that, during and after the Eligible Employee’s employment by the Company, the Eligible Employee shall assist the Company, on a reasonable basis, in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) and shall assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Eligible Employee’s services.
(b)Each Eligible Employee shall agree, unless precluded by law, to promptly inform the Company if the Eligible Employee is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims.
(c)Each Eligible Employee shall also agree, unless precluded by law, to promptly inform the Company if the Eligible Employee is asked to assist in any investigation (whether governmental or private) of the Company or its Subsidiaries (or its actions), regardless of whether a lawsuit has then been filed against the Company or its Subsidiaries with respect to such investigation.
Section 6.08 Reasonableness. In the event that any of the provisions of this Article should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
Section 6.09 Equitable Relief.
(a)Each Eligible Employee shall acknowledge that the restrictions contained in this Article are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established the Plan in the absence of such restrictions, and that any violation of any provision of this Article will result in irreparable injury to the Company. Each Eligible Employee shall represent that the Employee’s experience and capabilities are such that the restrictions contained in this Article will not prevent the Eligible Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Each Eligible Employee shall further represent and acknowledge that the Employee (i) has been advised by the Company to consult the Employee’s own legal counsel in respect of the Plan, and (ii) has had full opportunity, prior to agreeing to participate in the Plan, to review thoroughly the Plan with the Employee’s own legal counsel.

Exhibit 99.1
(b)Each Eligible Employee shall agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages and without posting a bond or other security, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article VI, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
(c)Each Eligible Employee shall also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10.04.
Section 6.10 Survival of Provisions. The obligations contained in this Article VI shall survive the termination of each Eligible Employee’s employment with the Company and shall be fully enforceable, to the maximum extent allowed under applicable law, thereafter.

ARTICLE VII
PLAN ADMINISTRATOR
Section 7.01 Authority and Duties. The Lumen Plan Design Committee, through its delegated authority from the Board, established the Plan on behalf of the Company. The “Plan Sponsor” is the Company. The Committee, which approved the establishment of the Plan, shall serve as the Plan Administrator for purposes of ERISA and shall have primary responsibility for the operation and administration of the Plan. The Plan Administrator may, in its sole discretion and on such terms and conditions as it may provide, (i) delegate in writing to the Lumen Employee Benefits Committee or one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (ii) act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board or the Lumen Plan Design Committee . To the extent of such delegation, the delegate shall have all of the authority, discretion and powers of the Plan Administrator. It shall be the duty of the Plan Administrator to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to correct omissions. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.
Section 7.02 Indemnification. The Plan Administrator shall be indemnified by the Company against personal liability from all losses, claims, costs or other liabilities arising from acts or omissions taken in good faith in the discharge of the Plan Administrator’s duties. In addition, officers and employees of the Company, and the members of the Board, shall be indemnified by

Exhibit 99.1
the Company from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to, and not in lieu of, any other indemnity provided to such person by the Company.
Section 7.03 Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Eligible Employees and all other records necessary for the proper operation of the Plan. The Plan Administrator (or its delegate) shall prepare and file as required by law or regulation any reports, forms, and documents (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).
Section 7.04 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Plan Administrator shall be made in its sole and absolute discretion, subject to the terms of the Plan and applicable law, and need not be uniformly applied; such decisions, actions or interpretations shall be final, binding and conclusive upon all parties, with respect to denied claims for Severance Benefits. Not in limitation to, but in amplification of, the foregoing and of the authority conferred upon the Plan Administrator, the Plan Sponsor specifically intends that the Plan Administrator and its duly authorized delegates have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation and benefits. The decisions by the Plan Administrator or any delegates shall be conclusive and binding, and any interpretation, determination or other action by them is intended to be subject to the most deferential standard of review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Plan Administrator or its delegates to resolve ambiguities or inconsistencies. All such authorizations, interpretations, determinations, decisions and settlements shall be final and binding for purposes of the Plan.
Section 7.05 Implementation of the Plan is Non-Fiduciary. The decision to implement the Plan and as to which Employees, if any, will be Eligible Employees, as well as all other management decisions, including but not limited to, offering ongoing employment, shall be determined by management as Plan Sponsor functions and not in any fiduciary capacity.

ARTICLE VIII
AMENDMENT AND TERMINATION
Section 8.01 Amendment and Termination. Except as otherwise provided in this Article VIII or in the Participation Agreement, the Plan may be amended or terminated, without prior notice, in

Exhibit 99.1
whole or in part at any time by written approval of the Board or the Lumen Plan Design Committee; provided, however, that, without an Eligible Employee’s written approval or consent, no amendment or termination shall impair an Eligible Employee’s right to retain any amount paid to the Employee prior to the date of the amendment or termination (except as expressly provided herein) or cause the cessation of Severance Benefits after (i) an Eligible Employee has executed a Separation and Release Agreement (without revocation) as required under Article III if there has not been a Change in Control or (ii) the date a Change in Control occurs, as applicable. Amendment or termination of the Plan with respect to any Subsidiary of the Company shall not affect the rights of any Eligible Employee to any Plan benefit to which such Eligible Employee may have become irrevocably entitled under the Plan prior to the date such amendment or termination is adopted. On termination of the Plan, all rights to benefits end unless an Eligible Employee already has become entitled to such benefits. Any amendment or termination shall operate prospectively only and shall not impair an Eligible Employee’s right to retain any amount paid to the Employee prior to the date of the amendment or termination (except as expressly provided herein or in a Participation Agreement) or cause the cessation of Severance Benefits after (i) an Eligible Employee has executed a Separation and Release Agreement if there has not been a Change in Control or (ii) the date a Change in Control occurs, as applicable.
Section 8.02 Continuation of Plan. Subject to Section 8.01, the Plan shall continue and shall be binding on the Company and its successors until the Company and/or its successors have fully performed all of the Company’s obligations under the Plan with respect to all Eligible Employees covered under the Plan. In the event of an actual or contemplated Change in Control, the Company will require the Post-Transaction Company to unconditionally assume all of the obligations of the Company hereunder and to continue the Plan without amendment or termination, during the Protective Period. Failure of the Company to obtain an agreement from the Post-Transaction Company to assume such obligations shall constitute a CIC Good Reason Resignation event that will be deemed to have occurred on the date the Company advises the Eligible Employee of the Post-Transaction Company’s failure to agree to assume the obligations of the Plan.

Exhibit 99.1
ARTICLE IX
CLAIMS PROCEDURES
Section 9.01 Claims. The Plan Administrator, in its sole discretion, shall determine eligibility for Severance Benefits and the amount of Severance Benefits, as well as the administration of Severance Benefits, in accordance with the terms of the Plan. An Eligible Employee or the Eligible Employee’s beneficiary (as applicable, the “claimant”) may contest such determinations by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator within 90 days following the Eligible Employee’s Termination Date. The claimant must send a written claim to the Plan Administrator at the Plan Administrator’s address set forth in Article XI of the Plan. Each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. The claimant may not bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims and appeals procedures described in this Article are exhausted and a final determination has been made by the Plan Administrator or its delegate. If the claimant challenges a decision by the Plan Administrator or its delegate, any review by a court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article. Facts and evidence that become known to the claimant after such individual has exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration. Issues not raised with the Plan Administrator will be deemed waived.
Section 9.02 Initial Claim. In the event that any claim under Section 9.01 is denied, in whole or in part, the claimant whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator, or its delegate, within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator, or its delegate, determines such extension is necessary and the Plan Administrator, or its delegate, provides notice of the extension to the claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall:
(i)specify the reason or reasons for denial:
(ii)make specific reference to the Plan provisions on which the determination was based;
(iii)describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed); and
(iv)describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
Section 9.03 Appeals of Denied Administrative Claims. All appeals of denied claims shall be made by the following procedure:

Exhibit 99.1
(a)A claimant whose claim has been denied shall file with the Plan Administrator a written notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days of receipt of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
(b)The Plan Administrator shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator shall deem relevant.
(c)The Plan Administrator shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the claimant within sixty (60) days of the claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. In such case, the Plan Administrator shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Plan Administrator shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall:
(i)provide the reason or reasons for denial;
(ii)make specific reference to the Plan provisions on which the determination was based;
(iii)state that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and
(iv)state that the claimant has the right to bring a civil action under section 502(a) of ERISA.
Section 9.04 Deadline to Bring a Plan Claim, Arbitration or Civil Suit.
(a)Claims regarding any benefit under the Plan must be submitted in writing within six (6) months of the earlier of:
(i)the date a claimant has reason to believe that the Plan has not been properly administered; or
(ii)the date that a claimant did not receive a benefit under the Plan to which the claimant believes the claimant was entitled.
(b)Plan claims and appeals procedures as explained above must be completely and timely exhausted by a claimant or Eligible Employee. A civil lawsuit,

Exhibit 99.1
arbitration or other proceeding must be filed not later than one (1) year after the exhaustion of these internal Plan remedies as described in this Article.

ARTICLE X
MISCELLANEOUS
Section 10.01 Waiver of Jury Trial.
(a)THE COMPANY WAIVES, AND EACH EMPLOYEE UPON BECOMING AN ELIGIBLE EMPLOYEE IN THE PLAN SHALL WAIVE, HIS, HER OR ITS RIGHT TO A JURY TRIAL IN ANY COURT ACTION ARISING UNDER THE PLAN OR OTHERWISE AND WHETHER MADE BY CLAIM, COUNTER-CLAIM, THIRD-PARTY CLAIM OR OTHERWISE.
(b)If for any reason the jury waiver is held to be unenforceable, but only in that event, the Eligible Employee and the Company agree to binding arbitration for any dispute arising out of the Plan or any claim arising under any federal, state or local statutes, laws or regulations, pursuant to the arbitration terms set forth in the Eligible Employee’s Dispute Resolution Agreement.
(c)The agreement of the Eligible Employee to waive the Employee’s right to a jury trial will be binding on the Employee’s beneficiaries or assigns and will survive the termination of the Plan.
Section 10.02 Forum Selection. Except as the laws of the United States may otherwise require, any and all disputes relating to or arising under the Plan to enforce or interpret the Plan must be brought by civil action. Any court proceeding brought by the Employee or the Company to enforce rights or obligations related to or arising under any provision of the Plan (a “Claim”) must be brought in the United States District Court in Denver, Colorado or, if and only if another proceeding is pending between the Eligible Employee and the Company in another jurisdiction and a Claim would be related to such pending proceeding, in such other jurisdiction (as applicable, the “Court”). Each party agrees to personal jurisdiction in either venue. Each Eligible Employee, by virtue of the Employee’s participation in the Plan, irrevocably consents to the jurisdiction and venue in the Court and that any and all disputes shall be adjudicated solely by the Court, and further irrevocably waives any defense based on lack of venue, personal jurisdiction, forum non conveniens, transfer, priority doctrines, and any defense(s) of similar type or import except that, as noted in Section 10.01, if the Court refuses to enforce the jury waiver in Section 10.01, the case shall proceed in arbitration.
Section 10.03 Non-Alienation of Benefits. None of the payments, benefits or rights of any Eligible Employee shall be subject to any claim of any creditor of any Employee, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be

Exhibit 99.1
free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Employee. No Eligible Employee shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments that the Eligible Employee may expect to receive, contingently or otherwise, under the Plan, except for the designation of a beneficiary.
Section 10.04 Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Eligible Employee, mailed notices shall be addressed to the Employee’s home address most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator (provided in Article XI).
Section 10.05 No Mitigation. Eligible Employees shall not be required to mitigate the amount of any Severance Benefits provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefits provided herein be reduced by any compensation earned by other employment or otherwise, except if the Eligible Employee is re-employed by the Company, in which case the Severance Benefits shall cease.
Section 10.06 Certain Pre-Change in Control Terminations. Notwithstanding any other provision of the Plan, an Eligible Employee’s employment shall be deemed to have been a CIC Termination due to an Involuntary Termination (and the Eligible Employee shall be entitled to receive the Severance Benefits for CIC Termination) if the Eligible Employee’s employment is terminated by the Company or a Subsidiary or Affiliate of the Company without Cause prior to a Change in Control (whether or not a Change in Control actually occurs) and such Termination (i) was at the request or direction of a third party who has taken steps designed to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control or (ii) occurred after discussions with a third party regarding a possible Change in Control commenced and such discussions produced (whether before or after such Termination) either a preliminary or definitive agreement with respect to such a Change in Control transaction or a public announcement of the pending Change in Control transaction.
Section 10.07 Legal Fees. In the event of a CIC Termination, the Company or Post-Transaction Company, as applicable, shall reimburse the Eligible Employee for all legal fees and other expenses which the Eligible Employee may reasonably incur as a result of any contest by the Company or the Post-Transaction Company of the validity or enforceability of, or liability under, any provision of the Plan, but only if, when and to the extent the Eligible Employee prevails with respect to such contest. With respect to a Termination other than a CIC Termination, the parties shall each bear their own legal fees and other expenses incurred in connection with the Plan.
Section 10.08 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever the right to be retained in the service of the Company or a Subsidiary or Affiliate of the Company, and all Eligible Employees shall remain “at-will employees” subject to discharge to the same extent as if the Plan had never been adopted.

Exhibit 99.1
Section 10.09 Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
Section 10.10 Unfunded Plan. The Plan shall not be funded. No Employee or Eligible Employee (or their dependents) shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits. Payments of Severance Benefits under the Plan shall be paid from the Company’s general assets, in accordance with the terms of the Plan.
Section 10.11 Payments to Incompetent Persons. Any Severance Benefits payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto.
Section 10.12 Controlling Law. The Plan shall be construed and enforced according to the laws of the State of Colorado to the extent not superseded by Federal law and without reference to any conflicts of laws principles. Any provision of the Plan that is determined by a court to be in conflict with any applicable Federal or State laws shall be deemed amended by this paragraph to conform to the minimum requirements of such laws, except to the extent they are preempted by ERISA.
Section 10.13 Clerical Error. By participation in the Plan, each Eligible Employee agrees that any amount paid in error will be returned promptly to the Company and a payment error does not create a legally binding right to payment under the Plan. If a clerical error or other mistake occurs, however occurring, including but not limited to, by the Plan Administrator, its delegates, members of the Employee Benefits Group of the Company’s Human Resources Organization, vendors or an Eligible Employee, such clerical error or mistake does not and shall not create a right to a Benefit under the Plan. When an error is found, it will be corrected or adjusted appropriately as soon as practicable. Interest shall not be payable by the Plan, the Plan Administrator or any delegate with respect to a benefit corrected or adjusted.
Section 10.14 Exclusive Benefits. Unless otherwise provided for in an Eligible Employee’s Participation Agreement and except as provided below, the Severance Benefits, if any, provided under the Plan will be the exclusive benefits for an Eligible Employee related to the Employee’s Termination of employment with the Company and supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment or severance agreement and/or other agreement between the Eligible Employee and the Company. The foregoing notwithstanding, the Plan does not supersede or otherwise modify or apply to an Eligible Employee’s equity awards granted under the Equity Plan and outstanding as of the Eligible Employee’s Termination Date and such outstanding equity awards shall continue to be governed by the terms and conditions of the Equity Plan and applicable equity award agreement(s).
Section 10.15 Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

Exhibit 99.1

ARTICLE XI
GENERAL PLAN INFORMATION
Section 11.01 Plan Information.
Plan Year - The fiscal year of the Plan begins on January 1 and ends on December 31; provided, however, that the initial Plan Year begins on the Effective Date and ends on December 31, 2026.
Plan Type and Name – Lumen Executive Severance Plan, a “top hat” plan under ERISA.
Plan Funding and Administration – The Plan is an unfunded severance plan. All benefits are paid by the Company from its general assets.
Plan Sponsor – Lumen Technologies, Inc. is the Plan Sponsor. The address for the Plan Sponsor is:
Lumen Technologies, Inc.
100 CenturyLink Drive
Monroe, LA 71203-2041
Federal tax identification number is 72-0651161.
Plan Administrator – Human Resources and Compensation Committee of the Board of Directors of Lumen Technologies, Inc. is the Plan Administrator of the Plan. The address for the Plan Administrator is:
Human Resources and Compensation Committee
Plan Administrator – Lumen Executive Severance Plan
Lumen Technologies, Inc.
931 14th Street
Denver, CO 80202
Service of Legal Process - Legal Process may be served on the Company’s registered agent, CT Corporation System, at the following address:
CT Corporation System
3867 Plaza Tower Dr.
Baton Rouge, LA 70816

Exhibit 99.1
Plan Administrator’s Discretion and Authority - The Company has delegated and reserved to the Plan Administrator the right to interpret and resolve any ambiguities in the Plan or any document relating to the Plan in its sole and absolute discretion. Participation in the Plan does not create a contract of employment.
Executed this 22nd day of October 2026, effective as of the Effective Date.

Lumen Technologies, Inc.
/s/ Marina Pearson__________________
Name: Marina Pearson
Title: Vice President, Benefits & Policy, Human Resources
& Member, Lumen Plan Design Committee

Exhibit 99.1
EXHIBIT A
PARTICIPATION AGREEMENT
[Attached]

Exhibit 99.1
Lumen Executive Severance Plan
Participation Agreement
Lumen Technologies, Inc. (the “Company”) is pleased to inform you that you are eligible to participate in the Company’s Executive Severance Plan (the “Plan”) as an Eligible Employee, effective [DATE].
A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.
In order to become an Eligible Employee, you must complete and sign this Participation Agreement and return it to Denise Mabile no later than [DATE].
The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits, as described more fully in the Plan, if you experience an Involuntary Termination, a Non-CIC Good Reason Resignation or a CIC Good Reason Resignation, as each is defined in the Plan.
In order to receive any Severance Benefits for which you otherwise become eligible under the Plan due to a Non-CIC Termination, you must sign and deliver to the Company the Separation and Release Agreement, which must have become effective and irrevocable within the requisite period, and otherwise comply with the requirements under Article VI of the Plan.
The benefits, if any, provided under the Plan will be the exclusive Severance Benefit for a Participant related to his or her termination of employment with the Company and/or a Change in Control of the Company and will supersede and replace any Severance Benefits provided under any offer letter, employment or severance agreement and/or other agreement between you and the Company; provided, however, that treatment of any equity awards outstanding as of your Termination Date will be governed by the terms of the equity award agreements and Equity Plan.
For the avoidance of doubt, if as of the date of this Participation Agreement you are otherwise eligible to participate in any other Company severance and/or change in control plan, policy or agreement (whether or not subject to ERISA), your participation in the Plan will supersede such other plan, policy or agreement. To the extent you become eligible for severance benefits in a plan, policy or agreement after the date of this Participation Agreement, your benefits under the Plan will be offset by such future benefits. Notwithstanding the foregoing, any provision in your existing offer letter, employment agreement, and/or equity award agreement with the Company that provides for vesting of your outstanding equity awards upon your termination, will not be superseded by the Plan or this Participation Agreement, and will continue in full force and effect pursuant to its existing terms.
By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that:

Exhibit 99.1
(1)You have received a copy of the Lumen Executive Severance Plan;
(2)You have carefully read this Participation Agreement and the Lumen Executive Severance Plan and you acknowledge and agree to its terms and conditions, including all restrictive covenants;
(3)You agree and consent to the termination effective as of [DATE] of any Change of Control Agreement you entered into with the Company that is currently in effect;1 and
(4)Decisions and determinations by the Plan Administrator under the Plan will be final and binding on you and your successors.
LUMEN TECHNOLOGIES, INC.

By:
Title:

ELIGIBLE EMPLOYEE

[NAME]

Attachment: Lumen Executive Severance Plan

1 NTD: Include in the agreements for current SLT with Change of Control Agreements.